Exhibit 10.30
PROMISSORY NOTE

$250,000.00	April 2, 2008
FOR VALUE RECEIVED, MINNERGY, LLC (the “Borrower”) hereby promises to pay to the order of Fagen, Inc., its successors, representatives and assigns (the “Lender”) at 501 W. Hwy. 212, Granite Falls, Minnesota, 56241, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Hundred Fifty Thousand and 00/100ths Dollars ($250,000.00), or so much of that sum as may be advanced by the Lender to the Borrower, together with interest upon the advanced and unpaid balance thereof from the date hereof at the rate of seven percent (7.00%) per annum (computed on the basis of the actual number of days elapsed from the date hereof and a 365 day year) until this Note is paid in full.
All outstanding principal and interest accrued on this Promissory Note (“Note”) shall be due and payable on the earlier of (i) July 31, 2009; or (ii) upon “Financing Closing” which shall mean the actual closing (execution and delivery of all required documents) by Borrower with its project lender(s) providing for all debt financing, including senior and subordinated debt and any other project financing characterized by debt obligations and repayable as debt which is required by the project lenders.
This Note may be prepaid in whole or in part at any time or from time to time, without penalty or premium. Each payment on this Note shall be applied first to accrued and unpaid interest and the balance to principal. Partial prepayment shall not postpone the maturity date of this Note.
In the event the Borrower does not pay this Note in full on the date on which such payment is due, then the interest rate shall immediately be increased to the lesser of (i) fifteen percent (15.00%) per annum; or (ii) the maximum amount permitted by law.
In the event Borrower fails to timely make the payment as provided above, Borrower agrees to pay all costs of collection, including reasonable attorneys’ fees and legal expenses incurred by Lender in the collection of all amounts due on this Note, whether or not legal proceedings are commenced by Lender.
Every maker, endorser and guarantor of this Note hereby waives presentment for payment, demand, dishonor, notice of dishonor, notice of non-payment, protest and notice of protest, and agrees that the time of payment may be extended without notice.
No delay on the part of the holder in exercising any right or remedy hereunder shall operate as a waiver of or preclude the exercise of such right or remedy or of any other remedy under this Note. No waiver by the holder shall be effective unless in writing signed by the holder. A waiver on one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.
This Note may be amended, modified, discharged or changed only by an instrument in writing and signed by the party against whom enforcement of any such amendment, modification, discharge or change is sought.
This Note is issued in and shall be governed by the laws of the State of Minnesota, and the Borrower hereby consents to personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Note.
The Borrower acknowledges receipt of a copy of this Note on the date of execution.
Payments of principal, interest and late charges will be made to Lender at the address set forth above, or such other place as designated.
MINNERGY, LLC

/s/ Daniel H. Arnold

By:	Daniel H. Arnold	;

Its:	Chairman	.